Exhibit 15
October 31, 2014
PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended September 30, 2014 and 2013, as indicated in our report dated October 31, 2014; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, is incorporated by reference in Registration Statements Nos. 333-11998, 333-107242, 333-129762, 333-157585, 333-161207, 333-163445, 333-163446, 333-176968 and 333-182045 on Form S-8, and in Registration Statement No. 333-180628 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte Ltd.
Deloitte Ltd.
Hamilton, Bermuda